CNA Chief Administration Officer Tom Pontarelli to Retire

CHICAGO, December 12, 2016 - CNA today announced that the company’s Executive Vice President and Chief Administration Officer, Tom Pontarelli, has decided to retire, effective December 31, 2016. Pontarelli’s decision to retire brings to a close a notable insurance career of nearly 43 years.

“During his 19 years at CNA, Tom has made significant contributions towards the company’s success. He has been a trusted advisor to many colleagues across all levels of CNA,” said Dino E. Robusto, Chairman and Chief Executive Officer, CNA.

In his role as Chief Administration Officer, Pontarelli has been responsible for the company’s human resources, corporate communications, enterprise sourcing, business process reengineering, information technology, worldwide operations, safety and security, and facilities. He has also been a member of the company’s Executive Committee, which is responsible for strategy, results and oversight for all business units of CNA.

About CNA
Serving businesses and professionals since 1897, CNA is the country’s eighth largest commercial insurance writer and the 14th largest property and casualty company. CNA’s insurance products include commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. "CNA" is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the "CNA" service mark in connection with insurance underwriting and claims activities.

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